Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Save Foods Ltd.(1)	Israel

(1)	Save Foods Ltd. is the 98.48% owned subsidiary of Save Foods Inc.